Exhibit 5

One Tabor Center, Suite 3000 1200 Seventeenth Street Denver, Colorado 80202-5855	Telephone 303.623.9000 Fax 303.623.9222 www.rothgerber.com
Denver • Colorado Springs • Casper
October 14, 2005
NIC Inc.
10540 South Ridgeview Road
Olathe, KS 66061
Ladies and Gentlemen:
     You have requested our opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) which is expected to be filed by NIC Inc. (the “Company”) on or about October 11, 2005, with respect to the 23,450,805 shares of the Company’s common stock, no par value (“Company Stock”), which is outstanding and held of record by the National Information Consortium Voting Trust (the “Voting Trust”).
     In connection with the delivery of this opinion, we have examined and relied solely upon copies of
(i)	the Company’s Articles of Incorporation, as amended, and Bylaws,

(ii)	resolutions of the Board of Directors of International Information Consortium, Inc., a Delaware corporation, adopted by written consent on January 8, 1998, February 12, 1998, March 31, 1998, and April 12, 1998;

(iii)	resolutions of the Shareholders of National Information Consortium, Inc., a Delaware corporation (“NIC-Delaware”), adopted by written consent on February 2, 1999;

(iv)	Certificate of Ownership from the Secretary of State of Delaware, dated April 13, 1999, merging NIC-Delaware with and into National Information Consortium, Inc., a Colorado corporation;

(v)	the National Information Consortium Voting Trust Agreement, dated June 30, 1998, and First Amendment to the National Information Consortium Voting Trust Agreement, dated December 15, 1999; and

(vi)	Officer’s Certificate, dated October 4, 2005.
     We have not sought to independently verify the factual matters contained in such Officer’s Certificate. We have assumed adequate payment of the purchase price for the Company Stock. Based on the foregoing and in reliance thereon, it is our opinion that the shares of Company Stock held by the Voting Trust are authorized, validly issued, fully paid and non-assessable.
     We consent to the use in the Registration Statement of our name and the statement with respect to our firm under the heading of “Legal Matters.”
Sincerely yours,

/s/ ROTHGERBER, JOHNSON & LYONS LLP